Exhibit 10.3

DPL INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2006

ARTICLE I  — PURPOSE

The purpose of the DPL Inc. Executive Incentive Compensation Plan is to attract and retain key executives for DPL Inc. and its Subsidiaries and to provide such persons with incentives for superior performance.

ARTICLE II  — DEFINITIONS

Section 2.1.           “Board” means the Board of Directors of the Company.

Section 2.2.           “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan.

Section 2.3.           “Company” means DPL Inc., an Ohio corporation, and any entity that succeeds DPL Inc. by merger, consolidation, reorganization or otherwise.

Section 2.4.           “Eligible Executive” means the Company’s Chief Executive Officer and each other officer of the Company that the Committee determines should be an Eligible Executive hereunder.

Section 2.5.           “Incentive Bonus” shall mean, for each Eligible Executive, a bonus opportunity amount determined by the Committee pursuant to Article V below.

Section 2.6.           “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Eligible Executives who have received an award pursuant to this Plan.  Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Eligible Executive is employed.  The Management Objectives may be made relative to the performance of other companies.  The Management Objectives applicable to an award under this Plan will be based on specified levels of or growth in one or more criteria such as the following, and other individual performance criteria specific to the Eligible Executive’s position with the Company:

(a)           Appreciation in value of shares;

(b)           Total shareholder return;

(c)           Earnings per share;

(d)           Operating income;

(e)           Net income;

(f)            Pretax earnings;

(g)           Earnings before interest, taxes, depreciation and amortization;

(h)           Pro forma net income;

(i)            Return on equity;

(j)            Return on designated assets;

(k)           Return on capital;

(l)            Economic value added;

(m)          Revenues;

(n)           Expenses;

(o)           Operating cash flow;

(p)           Free cash flow;

(q)           Cash flow return on investment;

(r)            Operating margin or net profit margin; or

(s)           Any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Board, including, but not limited to, the Standard & Poor’s Utility Index.

Section 2.7.           “Participation Agreement” means an agreement between the Company and each Eligible Executive that must be executed as a condition of the Eligible Executive’s eligibility for this Plan.

Section 2.8.           “Plan” means the DPL Inc. Executive Incentive Compensation Plan, as hereinafter set forth and as the same may from time to time be amended or restated.

Section 2.9.           “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

ARTICLE III  — ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Management Objectives and the amount of Incentive Bonus payable to each Eligible Executive upon the achievement of the specified Management Objectives.

ARTICLE IV  — ELIGIBILITY

Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion who have each executed a Participation Agreement.

ARTICLE V  — AWARDS

Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Management Objectives and the relative weight assigned thereto for each Eligible Executive and the amount of Incentive Bonus payable (or formula for determining such amount) upon full achievement of the specified Management Objectives.  Guidelines for the weighting of the Management Objectives and the formula for determining the amount of the target bonus are set forth on Schedule A attached hereto.  The Committee may further specify in respect of the specified Management Objectives a minimum acceptable level of achievement below which no Incentive Bonus payment will be made and/or a maximum level of achievement above which no additional Incentive Bonus payments will be made, and shall set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Management Objectives, or if performance is at or above full achievement of the specified Management Objectives but below the maximum level of achievement. The Committee may modify the terms of awards established pursuant to this Article V in its sole discretion to achieve the purposes of the Plan.

ARTICLE VI  — COMMITTEE DETERMINATIONS

                As soon as reasonably practicable after the end of each fiscal year of the Company, but in any event at a time that will permit payment by the date specified in Article VII, the Committee shall determine for such fiscal year whether the Management Objectives have been achieved, each Eligible Executive’s individual contribution factor and the amount of the Incentive Bonus to be paid to each Eligible Executive who remains employed by the Company as of the last date of such fiscal year, provided, however, in no event shall any Incentive Bonus be payable for any fiscal year in which the Company has reduced dividends payable on its shares.  The Committee may make such adjustments in its determination of Incentive Bonus amounts as it determines to be appropriate in its discretion.

ARTICLE VII  — PAYMENT OF INCENTIVE BONUSES

Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Incentive Bonus pursuant to a deferred compensation plan maintained by the Company, an Incentive Bonus earned during a fiscal year shall be paid in cash on March 15 of the fiscal year following the fiscal year in which such Incentive Bonus is earned.

ARTICLE VIII  — MISCELLANEOUS

Section 8.1.           Amendment of Plan.  The Committee may at any time amend any or all of the provisions of this Plan. A proper amendment of this Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.

Section 8.2.           No Right to Bonus or Continued Employment.  Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

Section 8.3.           Withholding.  The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

Section 8.4.           Nontransferability.  Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 8.5.           Effective Date.  This Plan shall become effective for bonuses earned in years beginning with the year 2006.

Schedule A

(as amended September 5, 2006)

The following are guidelines to be followed by the Committee in establishing the Management Objectives and their relative weightings, the target bonuses, and the individual contribution factors for the Eligible Executives:

(a)           Establishment of Management Objectives and their Relative Weightings: The Management Objectives selected by the Committee shall fall under two broad categories: (i) corporate objectives (“Corporate Objectives”) and (ii) business unit and functional objectives (“Functional Objectives”).  The Committee shall assign a relative weighting of 75% to Corporate Objectives and 25% to Functional Objectives.  The Committee shall develop a performance/payout schedule for the Corporate Objectives and the Functional Objectives that specifies performance targets and their corresponding payouts at threshold, target and maximum levels, with threshold payouts set at 50% of target and maximum payouts set at 200% of target.

(b)           Determination of Target Bonus:  The amount of an Eligible Executive’s target bonus shall be based on a percentage of the Eligible Executive’s base salary for the fiscal year.  In no event will the percentage be less than the factor set forth below:

Participant’s Position	Factor
President and Chief Executive Officer	60%
President, Power Production	40%
Vice President, Operations	40%
Vice President, Commercial Operations	50%
Senior Vice President and Chief Financial Officer	50%
Vice President, General Counsel and Corporate Secretary	35%
Vice President, Corporate and Regulatory Affairs	35%
Treasurer	35%
Controller	30%
Director, Internal Audit	25%

(c)           Determination of Individual Contribution Factor: Each year the Committee will assign an individual contribution factor to each Eligible Executive, which shall range from 0.5 to 1.50.  The individual contribution factor assigned to each Eligible Executive for a year will be such so that the application of the individual contribution factors does not result in an increase in the total amount of Incentive Bonuses paid for the year over the total amount of Incentive Bonuses that would be paid without the application of the individual contribution factors.  If the Company must reduce dividends in a fiscal year, the Company will not pay any portion of an award for that particular year.